Exhibit 99.3


                                  DIRECTV, INC.

      NOTICE OF TERMINATION OF AGREEMENT BETWEEN DIRECTV, INC. AND PEGASUS


By Hand Delivery

Delivered on June 2, 2004

To Pegasus Satellite Television, Inc., Golden Sky Systems, Inc., and Pegasus Communications Corporation and all subsidiaries and affiliates ("Pegasus"):

Attention:        Howard E. Verlin
                  Ted S. Lodge

Re:      Termination of Pegasus/DIRECTV Revised Seamless Consumer Program

Dear Pegasus:

You are hereby notified that on June 1, 2004, NRTC and DIRECTV mutually terminated that certain DBS Distribution Agreement, dated as of April 10, 1992 (as amended, including, without limitation, as of February 14, 1994), by and between DIRECTV, Inc., a California corporation, as assignee of Hughes Communications Galaxy, Inc. ("DIRECTV"), and National Rural Telecommunications Cooperative, a District of Columbia corporation ("NRTC"), pursuant to which NRTC obtained an exclusive right to distribute DBS Distribution Services and certain DIRECTV programming in certain territories.

You are hereby further notified that, effective as of August 31, 2004, the Pegasus/DIRECTV Revised Seamless Consumer Program, as amended to date, has been terminated in accordance with Section D.1(d) thereof. Pursuant to Section B.5 of such agreement, Pegasus is obligated to work together with DIRECTV in good faith to ensure a smooth transition of the customer accounts back to DIRECTV for billing and customer care.

In addition, this notice shall serve as a confirmation that the Trademark License Agreement dated as of September 12, 1994 (the "Trademark License Agreement"), by and between DIRECTV and NRTC, with respect to the use of DIRECTV's trademarks has been terminated. By separate agreement, DIRECTV has granted to NRTC the right to authorize you to continue the use of DIRECTV's trademarks on a non-exclusive basis solely until August 31, 2004, as previously authorized pursuant to the NRTC/Member Agreements for Marketing and Distribution of DBS Services that you or a predecessor-in-interest entered in 1992 or 1993, as amended to date, and the Trademark License Agreement.

Sincerely,

DIRECTV, INC.


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Michael W. Palkovic
Executive Vice President and Chief Financial Officer